Exhibit 16.1

MNP LLP

Suite 900

50 Burnhamthorpe Road West,

Mississauga ON, L5B 3C2

April 30, 2021

United States Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously auditors for RCMW Group Inc. (formerly “Hemp Technology Inc.”) (the “Company”) and, under the date of April 28, 2021, we reported on the consolidated financial statements of the Company as of and for the years ended April 30, 2020, 2019 and 2018. On April 28, 2021, our appointment as auditors was terminated. We have read the Company’s statements included under Item 4.01 of its Form 8-K date April 30, 2021, and we agree with such statements except that we are not in a position to agree or disagree with the Company’s statement that the Board of Directors approved the engagement of RBSM LLP as the Company’s independent accounting firm for the fiscal year ended April 30, 2021, or the Company’s statements in the sixth paragraph.

Very truly yours,

/s/ MNP LLP,

Mississauga, Onatrio